As filed with the Securities and Exchange Commission on May 2, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Schlumberger N.V.

(Schlumberger Limited)

(Exact name of registrant as specified in its charter)

Netherlands Antilles	52-0684746
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

153 East 53rd Street, 57th Floor

New York, New York 10022-4624

(212) 350-9400

42, rue Saint-Dominique

Paris, France 75007

33-1-4062-1000

Parkstraat 83, The Hague

The Netherlands, 2514 JG

31-70-310-5400

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Ellen Summer, Esq.

General Counsel and Secretary

Schlumberger Limited

153 East 53rd Street, 57th Floor

New York, New York 10022-4624

(212) 350-9400

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:

J. David Kirkland, Jr.

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002

(713) 229-1101

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	421,870 shares(1)	$68.18(2)	$28,763,097	$3,386

(1)	Pursuant to Rule 416 under the Securities Act of 1933, we are also registering an indeterminable number of shares of common stock as may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, on the basis of the average high and low sales prices of the common stock on the New York Stock Exchange on April 28, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 2, 2005

PROSPECTUS

421,870 Shares

Common Stock

Schlumberger Limited

The 421,870 shares of our common stock offered by this prospectus were originally issued by us in offshore transactions and in private placements in connection with our acquisition of interests in PetroAlliance Services Company Limited. All of the shares of common stock offered by this prospectus may be sold from time to time by or on behalf the selling stockholders named herein. The shares of common stock covered by this prospectus may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. Please read “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange under the symbol “SLB.” On April 28, 2005, the closing sale price of our common stock as reported on the New York Stock Exchange was $68.41 per share.

Investing in our common stock involves risk. Please read “ Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized any person to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospectus may have changed since those dates.

i

SCHLUMBERGER LIMITED

Founded in 1927, we are the world’s leading oilfield services company, supplying technology, project management, and information solutions that optimize performance in the oil and gas industry. As of December 31, 2004, we employed more than 52,000 people of over 140 nationalities operating in more than 80 countries. We have two business segments:

•	Schlumberger Oilfield Services is the world’s premier oilfield services company supplying a wide range of technology services and solutions to the international oil and gas industry.

•	WesternGeco, jointly owned with Baker Hughes, is one of the world’s largest and most advanced surface seismic companies.

We are incorporated under the laws of the Netherlands Antilles. The mailing addresses and telephone numbers of our principal executive offices are:

•	153 East 53rd Street, 57th Floor, New York, New York, 10022-4624, 212-350-9400;

•	42 Rue Saint-Dominique, Paris, France, 75007, 33-1-4062-1000; and

•	Parkstraat 83, The Hague, The Netherlands 2514 JG, 31-70-310-5400.

RISK FACTORS

You should carefully consider the risks described below before making a decision to invest in our securities. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.

Demand for the majority of our oilfield services is substantially dependent on the level of expenditures by the oil and gas industry. A substantial or an extended decline in oil or gas prices could result in lower expenditures by the oil and gas industry and reduce our revenue.

Demand for the majority of our oilfield services is substantially dependent on the level of expenditures by the oil and gas industry for the exploration, development and production of crude oil and natural gas reserves, which are sensitive to oil and natural gas prices and generally dependent on the industry’s view of future oil and gas prices. Oil and gas prices have historically been volatile and are affected by numerous factors, including:

•	demand for energy, which is affected by worldwide population growth and general economic and business conditions;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels for oil;

•	oil and gas production by non-OPEC countries;

•	political and economic uncertainty and socio-political unrest;

•	the level of worldwide oil exploration and production activity;

•	the cost of exploring for, producing and delivering oil and gas;

•	technological advances affecting energy consumption; and

•	weather conditions.

The oil and gas industry has historically experienced periodic downturns, which have been characterized by diminished demand for our oilfield services and downward pressure on the prices we charge. A significant downturn in the oil and gas industry could result in a reduction in demand for oilfield services and could harm our operating results.

A significant portion of our revenue is derived from our non-United States operations, which exposes us to risks inherent in doing business in each of the more than 80 countries in which we operate.

Our non-US operations accounted for approximately 68% of our consolidated revenues in 2004 and 70% of our consolidated revenues 2003. Operations in countries other than the United States are subject to various risks, including:

•	unsettled political and economic conditions in certain areas;

•	exposure to possible expropriation or other governmental actions;

•	social unrest, acts of terrorism, war or other armed conflict;

•	confiscatory taxation or other adverse tax policies;

•	deprivation of contract rights;

•	trade restrictions or embargoes imposed by the United States or other countries;

•	restrictions on the repatriation of income or capital;

•	exchange controls;

•	inflation; and

•	currency fluctuations and devaluations.

The occurrence of any of the risks described above could reduce our earnings and our cash available for operations.

Environmental compliance costs and liabilities could reduce our earnings and cash available for operations.

We are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges and waste management. We incur, and expect to continue to incur, capital and operating costs to comply with environmental laws and regulations. The technical requirements of environmental laws and regulations are becoming increasingly expensive, complex and stringent. These laws may provide for “strict liability” for damages to natural resources or threats to public health and safety. Strict liability can render a party liable for environmental damage without regard to negligence or fault on the part of the party. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances.

We use and generate hazardous substances and wastes in our operations. In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we could become subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, stricter enforcement of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could reduce our earnings and our cash available for operations.

We could be subject to substantial liability claims, which would adversely affect our results and financial condition.

Many of our oilfield products, such as directional drilling equipment, perforating systems, subsea completion equipment and well completion systems, are used in hostile environments, such as exploration, development and production applications. An accident or a failure of a product can cause personal injury, loss of life, damage to property, equipment or the environment, and suspension of operations. Our insurance may not adequately protect us against liability for some kinds of events, including events involving pollution, or against losses resulting from business interruption. Moreover, in the future we may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate. Substantial claims made under our policies could cause our premiums to increase. Any future damages caused by our products that are not covered by insurance, or are in excess of policy limits or are subject to substantial deductibles, could reduce our earnings and our cash available for operations.

Limitations on our ability to protect our intellectual property rights, including our trade secrets, could cause a loss in revenue and any competitive advantage we hold.

Some of our products or services, and the processes we use to produce or provide them, have been granted U.S. patent protection, have patent applications pending or are trade secrets. Our business may be adversely affected if our patents are unenforceable, the claims allowed under our patents are not sufficient to protect our technology, our patent applications are denied, or our trade secrets are not adequately protected. Our competitors may be able to develop technology independently that is similar to ours without infringing on our patents or gaining access to our trade secrets.

We may be subject to litigation if another party claims that we have infringed upon its intellectual property rights.

The tools, techniques, methodologies, programs and components we use to provide our services may infringe upon the intellectual property rights of others. Infringement claims generally result in significant legal and other costs and may distract management from running our core business. Royalty payments under licenses from third parties, if available, would increase our costs. If a license were not available we might not be able to continue providing a particular product or service, which would reduce our revenue. Additionally, developing non-infringing technologies would increase our costs.

FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements include the information concerning our possible or assumed future results of operations, including statements about the following subjects:

•	business and market outlook;

•	our growth as a whole and growth for each of Oilfield Services and WesternGeco;

•	our and our customers’ business strategies;

•	oil and natural gas demand and production growth;

•	operating and capital expenditures by us and the oil and gas industry;

•	expected depreciation and amortization expense;

•	the funding of pension plans and related pension expense;

•	benefits from contract awards and performance of contracts;

•	our competitive position;

•	outcomes of legal proceedings;

•	expected results of operations and/or financial position;

•	future effective tax rates; and

•	compliance with applicable laws.

Forward-looking statements in this prospectus or in the documents incorporated by reference in this prospectus are generally identifiable by use of the following words and other similar expressions, among others:

• “anticipate”;	• “estimate”;	• “may”;	• “project”;

• “believe”;	• “expect”;	• “might”;	• “shall”;

• “budget”;	• “forecast”;	• “plan”;	• “should”; and

• “could”;	• “intend”;	• “predict”;	• “will.”

Assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, actual results may differ materially from those expressed or implied by our forward-looking statements. Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements are described in the “Risk Factors” section of this prospectus, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in our subsequent filings with the Securities and Exchange Commission (“SEC”).

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth the total number of shares of our common stock held by each selling stockholder as of the date of this prospectus and the number of shares of our common stock of each selling stockholder offered by this prospectus. No estimate can be given as to the number of shares of our common stock that each selling stockholder will own after the sale of any shares under this prospectus, because the selling stockholders may offer all, some or none of their respective shares. No selling stockholder named in the table below owns or will own more than 1% of our outstanding common stock before or after the offering.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Number of Shares of Common Stock to be Offered
Janak Kumar Basnet	4,219	4,219
Glen Bird	2,109	2,109
Majoram Limited	105,468	105,468
Alexander Yulievich Djaparidze	63,281	63,281
Efraim Dory	2,109	2,109
Alexander V. Gavura	649	649
Martin Hansen	8,437	8,437
Inter Jura Cy (Services) Limited	406	406
Igor N. Kerysov	852	852
KNK Real Estate Services, Inc.	8,437	8,437
Vassili Kyvelidi	8,437	8,437
Vladimir V. Metlin	852	852
Andrei Niziev	37,116	37,116
PetroAlliance Directors, Officers and Employees Benefits Plan Limited	15,211	15,211
PetroAlliance Stock Incentive Plan Limited	47,663	47,663
The Rice Family Living Trust	4,219	4,219
Thomas A. Russell	21,094	21,094
Murat Sampiev	28,679	28,679
Isa Sharaputtinovich Shabanov	4,219	4,219
Alexander Sizov	37,116	37,116
Vladimir Stenin	7,586	7,586
Alexander A. Vaigel	4,219	4,219
Vadim E. Usakovsky	9,492	9,492
Total	421,870	421,870

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of May 2, 2005, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This information has been obtained from the selling stockholders, and we have not independently verified this information.

Each of the selling stockholders is a current or former security holder of PetroAlliance Services Company Limited immediately prior to our acquisition of interests in PetroAlliance Services Company Limited. The term “selling stockholders” also includes persons who obtain common stock from the selling stockholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction.

Except as set forth above, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or, insofar as we are aware, any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

Resales by Selling Stockholders

We are registering the shares of common stock on behalf of the selling stockholders pursuant to the terms of a registration rights agreement entered into in connection with our acquisition of interests in PetroAlliance Services Company Limited. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Any or all of the selling stockholders may offer the shares of common stock from time to time, either in increments or in a single transaction. The selling stockholders may also decide not to sell all the shares of common stock they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The term “selling stockholders” also includes persons who obtain common stock from the selling stockholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction.

Types of Sale Transactions

The selling stockholders may sell the shares of common stock offered by this prospectus at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices that may be changed. Sales of shares of our common stock by the selling stockholders may occur from time to time in one or more of the following types of transactions (which may involve crosses or block transactions):

•	through the New York Stock Exchange or any other securities exchange that quotes the common stock;

•	in the over-the-counter market;

•	in transactions other than on those exchanges or in the over-the-counter market (including negotiated transactions and other private transactions);

•	in short sales (sales of shares completed by delivery of borrowed stock) of the common stock, in transactions to cover short sales or otherwise in connection with short sales;

•	by pledge to secure debts and other obligations or on foreclosure of a pledge;

•	through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock; or

•	in a combination of any of the above transactions.

Selling stockholders may enter into hedging transactions from time to time in which a selling stockholder may:

•	enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of common stock, in which case such broker-dealer or other person may use shares of common stock received from the selling stockholder to close out its short positions;

•	sell common stock short itself and redeliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with its short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or any other person, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus.

Selling stockholders may use broker-dealers or other persons to sell their shares in transactions that may include one or more of the following:

•	a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

•	purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

Resales by selling stockholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling stockholder’s agent in the resale of the shares of common stock by the selling stockholder, or the securities firm may purchase shares of our common stock from the selling security holder as principal and thereafter resell those shares from time to time. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. The securities firm may resell the securities through other securities dealers, and commissions or concessions to those other dealers may be allowed.

The selling stockholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed “underwriters” under the Securities Act, and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.

Instead of selling shares of common stock under this prospectus, the selling stockholders may sell shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

Regulation M

We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales of common stock.

Prospectus Delivery Requirements

Because a selling stockholder may be deemed an underwriter, the selling stockholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act.

Prospectus Supplements; Post-Effective Amendments

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any broker-dealer or agent regarding the sale of common stock by the selling stockholders. To the extent required, the shares of common stock to be sold, the name of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement filed with the SEC under Rule 424(b) under the Securities Act or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part.

Indemnification

We have agreed to indemnify selling stockholders against certain liabilities arising under the Securities Act from sales of common stock. The selling stockholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

Effectiveness of Registration Statement

Under the registration rights agreement, we will use our commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (1) the sale of all of the registrable securities registered under the registration statement; and (2) two years after the date of the second closing at which we acquired interests in PetroAlliance Services Company Limited.

We are permitted to suspend the use of this prospectus for a period not to exceed 90 consecutive days and an aggregate of 150 days during any calendar year if the use of this prospectus would be significantly disadvantageous to us or our stockholders for any reason, including the existence, or in anticipation, of any acquisition, divestiture or financing activity involving us or the unavailability of any required financial statements, or any disclosure that would be required to be made or any other event or condition of similar significance to us.

Expenses of this Offering

We have agreed, among other things, to pay all expenses in connection with the registration and sale of the shares of common stock covered by this prospectus, other than underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the sale of our common stock by the selling stockholders.

DESCRIPTION OF COMMON STOCK

The following summarizes the material terms of our capital stock. Reference is made to our articles of incorporation and our by-laws, each as amended to date. Please read “Where You Can Find More Information” for information on how to obtain a copy of our articles of incorporation or by-laws.

Available, Issued and Treasury Shares

We may issue an aggregate of 1,500,000,000 shares of common stock, par value $0.01 per share. As of March 31, 2005, 667,106,015 shares were issued, of which 589,174,503 shares were outstanding and 77,931,512 shares were held by us as treasury stock.

We may also issue an aggregate of 200,000,000 shares of preferred stock, par value $0.01 per share, which may be issued in one or more separate series. Under the articles of incorporation, our preferred stock (1) may be issued for not less than par value and not less than fair value taking into account the terms and conditions of such preferred stock, (2) would be subject to maximum and minimum dividend rates, (3) would be entitled to one vote per share, (4) would be entitled to receive certain liquidation preferences, (5) may contain provisions allowing it to be converted into common stock or other securities, and (6) may contain optional or mandatory redemption provisions. No shares of preferred stock have been issued as of the date of this prospectus.

Dividend Rights

All outstanding shares of our common stock (i.e., shares not held by us) are entitled to participate equally and receive dividends that may be paid out of available profits of the preceding fiscal year or years or distributions out of contributed surplus capital reserves. All accumulated and unpaid dividends payable on preferred stock (if issued and outstanding) must be paid prior to the payment of any dividends on common stock. The amount of dividends payable with respect to any fiscal year is determined by the stockholders at the annual general meeting following such fiscal year, except that our board of directors may allocate such part of the earnings to the retained earnings reserves as it deems fit and may declare interim dividends and may declare and make distributions out of retained earnings reserves or out of contributed surplus capital reserves. Any such distribution can only occur if, at the time of distribution, our “equity” (i.e., our net asset value) at least equals the nominal capital (i.e., the aggregate par value of our outstanding shares) and as a result of the distribution will not fall below the nominal capital.

Voting Rights

Entitlement to Vote

Each holder of shares of common stock and each holder of preferred shares (if issued and outstanding) is entitled to one vote for each share registered in that holder’s name. Voting rights may be exercised in person or by proxy.

Quorum

No action may be taken at any general meeting of stockholders unless a quorum consisting of the holders of at least one-half of the outstanding shares entitling the holders thereof to vote at such meeting are present at such meeting in person or by proxy. If a quorum is not present in person or by proxy at any general meeting of stockholders, a second general meeting will be called in the same manner as the original meeting of stockholders, to be held within two months, at which second meeting, regardless of the number of shares represented (subject to certain limitations in the event of an asset disposition or liquidation of us or the amendment of our articles of incorporation), valid resolutions may be adopted with respect to any matter stated in the notice of the original meeting and also in the notice of the second meeting or which by law is required to be brought before the stockholders despite the absence of a quorum.

Required Vote

In general, any action requiring the approval of the stockholders may be authorized by a majority of the votes cast (excluding any abstentions) at any meeting at which a quorum is present (subject to the quorum exception described above).

No action to amend our articles of incorporation or to dissolve us can be taken, however, unless such action is approved by the holders of at least a majority of the shares outstanding and entitled to vote. In addition, holders of preferred stock (if issued and outstanding) would have additional rights to vote as a class on certain amendments to our articles of incorporation that would adversely affect the preferred stock.

The sale or disposition of all or substantially all of our assets must be approved by the holders of at least a majority of the shares outstanding and entitled to vote, except that under the articles of incorporation this requirement does not apply to a reorganization or rearrangement of us or any of our subsidiaries or any of our assets in any transaction that does not result in any diminution of the beneficial interest of the stockholders in our assets.

Under the articles of incorporation, the board of directors may move our corporate seat to, or convert us into a legal entity under the laws of, another jurisdiction, and may change our corporate domicile from the Netherlands Antilles to another jurisdiction to the extent allowed by applicable law. In certain cases, stockholder approval of such action may not be required under applicable law.

Preemptive and Other Rights

The shares of our common stock do not carry any preferential, preemptive or conversion rights, and there are no redemption provisions with respect to the common stock. The shares of preferred stock (if issued and outstanding) would not carry any preemptive rights, but our board of directors could specify conversion rights, redemption provisions and (within limits) liquidation preferences with respect to one or more series of preferred stock. The board of directors may grant contract rights to acquire shares of our capital stock.

Repurchases of Common Stock

We may for our own account purchase shares of common stock so long as one share of common stock remains outstanding and our equity before and after such a purchase at least equals our nominal capital.

Election and Removal of Directors

Directors are elected at a general meeting of stockholders by a majority of votes cast by stockholders entitled to vote. The number of directors constituting the whole board of directors may not be less than five nor more than 24, as fixed and elected by the general meeting of stockholders. The board of directors is authorized to appoint directors to fill vacancies on the board of directors, which appointment will be effective until the next general meeting of stockholders. Directors may be suspended or dismissed at any general meeting of stockholders. A suspension automatically terminates if the person concerned has not been dismissed within two months after the day of suspension.

Stockholder Meetings

In accordance with applicable law, all general meetings of stockholders must be held in the Netherlands Antilles. The annual general meeting of stockholders is held on a date determined from year to year by the board of directors, for the purpose of electing directors, reporting on the course of business during the preceding fiscal year, approving of the balance sheet and the profit and loss account for the preceding fiscal year and for any other purposes required by law or as may be stated in the notice of such meeting. Special general meetings of stockholders may be called at any time upon the direction of the chairman, the vice chairman, the chief executive officer, the president or the board of directors. Special general meetings of stockholders may also be called by one or more stockholders representing at least 10% of the votes that can be cast on the topics they wish to be addressed at such meeting and that have a reasonable interest in having such meeting convened, by one or more holders of shares representing in the aggregate a majority of shares then outstanding and, in certain circumstances if all of the directors are prevented from or incapable of serving, by any person or persons holding in the aggregate at least 5% of the outstanding shares of common stock.

Stockholder Action by Written Consent

Under Netherlands Antilles law, stockholders may not act by written consent without a meeting, unless all stockholders entitled to vote on the matter have cast a vote.

Buy-Out

Under the articles of incorporation, any one person, or any two or more legal entities belonging to the same group, holding shares representing at least 90% of our equity can require the remaining stockholders to transfer their shares as provided by and in accordance with the provisions of Netherlands Antilles law. This provision is somewhat similar to statutes that exist in Delaware and most U.S. states, which typically allow the owner or owners of 90% of a company’s outstanding equity to effect a “short-form” merger. In order to effect a compulsory share transfer, the owner or owners of 90% of our outstanding equity would have to institute an action in a Netherlands Antilles court and pay the transferring stockholders the value of the shares to be transferred as determined by the judge (based on the advice of one or three experts). A judge can deny a request for a compulsory share transfer if a stockholder would suffer serious material damage through the transfer.

Rights Upon Liquidation

In the event of liquidation, each share of common stock is entitled to equal rights after satisfaction of any preferred stock liquidation preference.

Listing, Transfer Agents and Registrars

Our common stock is listed for trading on the New York Stock Exchange, The London Stock Exchange, Euronext Paris, Euronext Amsterdam and The SWS Swiss Exchange. The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A., Canton, Massachusetts.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Ellen Summer, Esq., our General Counsel.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at our website at www.slb.com and at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement that we have filed with the SEC relating to the common stock. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules as permitted by the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement are necessarily summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.

In this document, we “incorporate by reference” certain information we file with the SEC, which means that we disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed (other than information in such documents that is deemed not to be filed) and any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2004;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005;

•	our current reports on Form 8-K filed with the SEC on April 1, 2005, April 19, 2005 and April 22, 2005; and

•	the description of our common stock contained in our current report on Form 8-K filed with the SEC on April 29, 2005.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Schlumberger Limited

153 East 53rd Street, 57th Floor

New York, NY 10022-4624

(212) 350-9400

Attention: Investor Relations

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

PART II

Information Not Required in Prospectus

ITEM 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by Schlumberger Limited (the “Registrant”) in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except the registration fee.

Securities and Exchange Commission registration fee	$3,386
Printing expenses	10,000
Accounting fees and expenses	40,000
Legal fees and expenses	40,000
Miscellaneous	26,614

Total	$120,000

ITEM 15.	Indemnification of Directors and Officers

Article 10 of the Registrant’s Articles of Incorporation and Article V of the Registrant’s Amended and Restated By-Laws contain provisions providing for indemnification of the Registrant’s directors, officers, employees and agents. Article 10 of the Articles of Incorporation permits (but does not require) the Registrant to indemnify directors, officers, employees and agents, except that indemnification is mandatory with respect to a present or former officer or director in the event of a change of control or if such present or former officer or director has been successful on the merits or otherwise in the defense of any action, suit or proceeding. Article V of the Registrant’s Amended and Restated By-Laws contains mandatory indemnification for current and former directors and officers as described below.

To the fullest extent permitted by applicable law, the Registrant shall indemnify any current or former director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. The Registrant is required to indemnify any present or former officer or director of the Registrant to the fullest extent allowed by the preceding paragraphs in the event of a “Change of Control.” “Change of Control” means a change in control of the Registrant, which shall be deemed to have occurred if at any time (i) any entity, person or organization is or becomes the legal or beneficial owner, directly or indirectly, of securities of the Registrant representing 30% or more of the combined voting power of the Registrant’s then outstanding shares without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such entity, person or organization attaining such percentage interest; (ii) the Registrant is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any 15-month period, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Registrant’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

To the fullest extent permitted by applicable law, the Registrant shall indemnify any current or former director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been finally adjudged to be liable to the Registrant for improper conduct unless and only to the extent that the court in which that action or suit was brought or any other court having appropriate jurisdiction determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for those expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction deems proper. The Registrant is required to indemnify any present or former officer or director to the fullest extent allowed by this paragraph in the event of a Change of Control (as defined above).

Any indemnification under the first two paragraphs in this item (unless ordered by a court) may be extended to current or former employees or agents of the Registrant only as authorized by the Chief Executive Officer or by contract approved, or by-laws, resolution or other action adopted or taken, by the board of directors or by the stockholders.

Expenses (including attorneys’ fees) incurred by a present or former director or a present officer in defending any civil or criminal, administrative or investigative action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Registrant.

The Registrant may pay such expenses (including attorneys’ fees) incurred by former officers or other employees and agents upon such terms and conditions, if any, it deems appropriate.

The indemnification and advancement of expenses described above are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of that person.

The Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant in such a capacity for another corporation, partnership, joint venture, trust or other enterprise or entity against any liability asserted against that person and incurred by that person in any of those capacities or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability.

References to the Registrant include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, stands in the same position with respect to the resulting or surviving corporation as such person would have had with respect to such constituent corporation if its separate existence had continued.

References to “other enterprises” includes employee benefit plans; references to “fines” includes any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Registrant” includes any service as a director, officer, employee or agent of the Registrant which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Registrant.”

A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the Registrant and upon such information, opinions, reports or statements presented to the Registrant by any of the Registrant’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Registrant.

In addition, the Registrant maintains directors’ and officers’ liability insurance which insures against certain liabilities that the officers and directors of the Registrant may incur in such capacities.

ITEM 16.	Exhibits

Exhibit No.	Description of Exhibit

*4.1	Articles of Incorporation of Schlumberger N.V. (Schlumberger Limited) as last amended and restated on April 13, 2005 (incorporated by reference to Appendix 1 to Schlumberger’s definitive proxy statement for the 2005 Annual General Meeting of Stockholders held on April 13, 2005).

*4.2	Amended and Restated Bylaws of Schlumberger N.V. (Schlumberger Limited) as last amended on April 21, 2005 (incorporated by reference to Exhibit 3.1 to Schlumberger’s Form 8-K filed on April 22, 2005).

4.3	Registration Rights Agreement, dated as of May 27, 2004, by and between Schlumberger and the other parties thereto.

**5.1	Opinion of Ellen Summer, Esq. regarding the legality of the securities being offered.

23.1	Consent of PricewaterhouseCoopers LLP.

**23.2	Consent of Ellen Summer, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney.

*	Incorporated by reference as indicated.

**	To be filed by amendment.

ITEM 17.	Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on May 2, 2005.

SCHLUMBERGER N.V. (Schlumberger Limited)

By:	/s/ Jean-Marc Perraud
Jean-Marc Perraud
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on May 2, 2005 in the capacities indicated.

Signature	Title

* Andrew Gould	Director, Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Jean-Marc Perraud Jean-Marc Perraud	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Frank A. Sorgie Frank A. Sorgie	Chief Accounting Officer (Principal Accounting Officer)

* John Deutch	Director

* Jamie S. Gorelick	Director

* Tony Isaac	Director

* Adrian Lajous	Director

* Andre Levy-Lang	Director

Michael E. Marks	Director

* Didier Primat	Director

* Tore I. Sandvold	Director

* Nicolas Seydoux	Director

* Linda G. Stuntz	Director

Rana Talwar	Director

*By:	/s/ Ellen Summer
Ellen Summer, Attorney-in-Fact